Exhibit 99.4

AMENDMENT NO. 1

TO

AMENDED AND RESTATED

NONQUALIFIED STOCK OPTION AGREEMENT

1995 OMNIBUS STOCK AND INCENTIVE PLAN

FOR AMERICREDIT CORP.

Daniel E. Berce

This Amendment No. 1 ("Amendment No. 1") to the Amended and Restated Nonqualified Stock Option Agreement ("Option Agreement") pursuant to the 1995 Omnibus Stock and Incentive Plan for AmeriCredit Corp. (the "Plan") has been approved by the Compensation Committee of the Board of Directors of AmeriCredit Corp. (the "Company") as of the effective date set forth below.

NOW, THEREFORE, the Option Agreement is hereby amended in the following respects:

    Amendment to Section 6, "Termination of Option Period"

The heading of Section 6 is hereby deleted and amended to be titled as "Term of Option; Termination of Option Period" and Section 6 is hereby deleted in its entirety and amended as follows:

(a) This Option may only be exercised in the period from January 1, 2006 through December 31, 2006, subject to earlier termination as provided in the Plan.

(b) The unexercised portion of an Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(i) ninety (90) days after the date that the Optionee ceases to be employed by the Company if such cessation is by reason of a voluntary resignation, and such voluntary resignation does not qualify, as determined in the sole discretion of the Committee, as a retirement of the Optionee; in the event that the Optionee ceases to be employed by the Company as a result of involuntary termination that is not for Cause, retirement, death or Disability, the unexercised portion of an Option shall terminate on the date specified on Subsection 6(a)(iii) below;

(ii) the date that Optionee ceases to be employed by the Company, if such cessation is for Cause; and

(iii) December 31, 2006.

(c) The Committee in its sole discretion may, by giving written notice ("cancellation notice") cancel, effective upon the date of the consummation of any of the following corporate transactions, all or any portion of the Option which remains unexercised on such date:

(i) any transaction (which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan), which has the result that shareholders of the Company immediately before such transaction cease to own at least 51% of the voting stock of the Company or of any entity which results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other corporate transaction;

(ii) a merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive;

(iii) a sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company.

Such cancellation notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after shareholder approval of such corporate transaction.

(d) The Committee in its sole discretion shall have the power to cancel, effective upon the date determined by the Committee in its sole discretion, all or any portion of the Option which is then exercisable (whether or not accelerated by the Committee) upon payment to the Optionee of cash in an amount which, in the absolute discretion of the Committee, is determined to be equal to the excess of (i) the aggregate Fair Market Value of the Shares subject to such Option on the effective date of the cancellation over (ii) the aggregate exercise price of such Option.

This Amendment No. 1 is executed and effective this 13th day of December, 2005, pursuant to approval and authorization by the Compensation Committee of the Board of Directors.

AMERICREDIT CORP.

By: _/s/ Chris A. Choate____________

Name: Chris A. Choate

Title: Executive Vice President,

Chief Financial Officer and Treasurer

Agreed and accepted:

_/s/ Daniel E. Berce__________

Daniel E. Berce